Exhibit 2.2

AGREEMENT

WHEREAS Optimal Payments Inc., Optimal Payments Limited, Optimal Payments Corp. (collectively, the “Vendor”), Optimal Payments (Ireland) Limited (“OPIL”) and 7012985 Canada Inc., on its behalf and/or that of a designee (“7012985”) entered into an Asset Purchase Agreement dated as of August 5, 2008, with the interventions of Card One Plus Ltd. and Optimal Group Inc. (the “Asset Purchase Agreement”), pursuant to which 7012985 agreed to purchase and the Vendor and OPIL agreed to sell all of Purchased Assets (as such term is defined in the Asset Purchase Agreement);

WHEREAS all of the Purchased Assets held by OPIL and the Assumed Liabilities of OPIL were transferred to and assumed by Optimal Payments Inc. prior to the Closing as part of the reorganization previously disclosed to 7012985, its designees and Card One Plus Ltd. (the ”Reorganization”);

WHEREAS certain amendments are required to the Asset Purchase Agreement to, among other things, update the Schedules and the parties hereto wish to effect such amendments;

NOW THEREFORE in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.	The Asset Purchase Agreement is hereby amended as follows:

1.1

The references to the Firepay UK Agreement in Sections 2.1 and 4.7 of the Asset Purchase Agreement are deleted and the last sentence of Section 2.1 of the Asset Purchase Agreement is deleted in its entirety, it being understood that the Firepay UK Agreement was never entered into by Firepay UK Limited.

1.2	Section 1.1.22 of the Asset Purchase Agreement is deleted in its entirety and replaced by:

“Excluded Assets” means the following assets:

(a)	cash and short-term investments not expressly forming part of the Purchased Assets;
(b)	all Taxes receivable;
(c)	all interest receivable;
(d)

all furnishings, fixtures, machinery, equipment, computer hardware and software located in the Leased Premises and on the 16th Floor of 2 Place Alexis Nihon, Montreal, Quebec, which are not required to operate the Purchased Business;

(e)	all assets relating to the United Bank Card, Moneris USA, NPS and Merrick Bank (in the case of Merrick Bank, only to the extent that it relates

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exclusively to the “card present business”) business divisions or portfolios of Vendor, other than the merchants listed in the Section 13 of Schedule 2.1.1;
(f)	all assets relating to the MCA division of Vendor which are listed on Schedule 1.1.22(f);
(g)	all cash and short term investments held as reserves and relating exclusively to the processing of online gaming transactions with Persons in the United States;
(h)	all Excluded Merchants;
(i)	all loans receivable from CommerceTel, Inc., Payone Solutions Inc. and Cygnus Etransactions Group Inc.;
(j)	all reserves held with Merrick Bank Corporation;
(l)	$138,771 of the reserves held by Israel Credit Card/Bank Hapoalim.

1.3	Section 3.3.1 of the Asset Purchase Agreement is deleted in its entirety and replaced by:

3.3.1	by remitting to Vendor at Closing, by bank draft, certified cheque or wire transfer, an amount of US $6,000,000;

1.4	Section 3.3.2 of the Asset Purchase Agreement is deleted in its entirety and replaced by:

3.3.2	by remitting to Osler, Hoskin & Harcourt LLP at Closing, by bank draft, certified cheque or wire transfer, an amount of US $500,000 for the benefit of Vendor;

1.5	Section 3.5.4 of the Asset Purchase Agreement is deleted in its entirety and replaced by:

3.5.4

Within seventy-five (75) calendar days following the Closing Date, Purchaser will, at its expense, prepare and deliver to Vendor a draft statement setting forth the Current Liabilities and the Current Assets as at the close of business on the Closing Date (the “Closing Statement”). Each of the accounts listed on the Closing Statement shall be extracted from the GL and all amounts recorded in each such account and underlying the amounts listed on the Closing Statement shall have been recorded in the GL in accordance with GAAP applied on a basis consistent with prior years and in accordance with and contain only those accounts listed on the Signing Statement.

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1.6	Section 3.5.8 of the Asset Purchase Agreement is deleted in its entirety and replaced by:

3.5.8

If the difference between (a) the value of the Current Assets less the value of the Current Liabilities as reflected on the Closing Statement and (b) the Estimated Adjustment Amount (the “Adjustment Amount”) is positive then, within five (5) calendar days of delivery of the final Closing Statement in accordance with Section 3.5.5, Purchaser shall pay to Vendor, by bank draft, certified cheque or wire transfer, the Adjustment Amount. If the Adjustment Amount is negative, then, within five (5) calendar days of delivery of the final Closing Statement in accordance with Section 3.5.5, the promissory note issued by Purchaser to Vendor on the Closing Date shall be reduced in accordance with its terms by an amount up to the Adjustment Amount and the balance if any, of any unpaid Adjustment Amount following such reduction shall be paid to Purchaser by bank draft, certified cheque or wire transfer.

1.7	The definition of “Excluded Employees” contained in Section 4.15.1 of the Asset Purchase Agreement is amended by adding Emma Baker thereto.

1.8	Paragraph (b) of Section 7.3.3 of the Asset Purchase Agreement is deleted in its entirety and replaced by:

(b)       US $6,500,000 of the Purchase Price in accordance with Section 3.3;

1.9	Schedule 1.1.5 of the Asset Purchase Agreement is deleted in its entirety and replaced with the attached Schedule 1.1.5.

1.10	Schedule 1.1.22(f) of the Asset Purchase Agreement is deleted in its entirety and replaced with the attached Schedule 1.1.22(f).

1.11	Schedule 1.1.42 of the Asset Purchase Agreement is deleted in its entirety and replaced with the attached Schedule 1.1.42.

1.12	Schedule 2.1.1 of the Asset Purchase Agreement is deleted in its entirety and replaced with the attached Schedule 2.1.1.

1.13	Schedule 4.12 of the Asset Purchase Agreement is deleted in its entirety and replaced with the attached Schedule 4.12.

1.14	Schedule 4.15.1 of the Asset Purchase Agreement is deleted in its entirety and replaced with the attached Schedule 4.15.1.

2.

7021985 and Card One Plus Ltd. hereby acknowledge that the SiteSell Condition has been satisfied and agree that the SiteSell Services Supply Agreement shall form part of the Assigned Contracts at Closing.

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3.	The Vendor hereby confirms that it has carried out the Reorganization prior to the Closing, and 7021985 hereby consents to same in accordance with Section 6.1 of the Asset Purchase Agreement.

4.

Each of the Purchaser and Card One Plus Ltd. acknowledge that (i) the consent of Merrick Bank Corporation to the assignment of the Merrick Agreement has not been obtained, (ii) Purchaser and Merrick Bank Corporation have not entered into an agreement on terms and conditions substantially similar to the Merrick Agreement prior to Closing, and that (iii) the consent of Moneris Solutions Corporation has not been obtained prior to Closing, , and expressly waive the closing conditions set forth in Sections 7.1.3 and 7.1.4 of the Asset Purchase Agreement. The Purchaser and Card One Plus Ltd. hereby expressly acknowledge and agree that no representation, warranty or covenant of the Vendor shall be breached by reason of the absence of (i) the consent of Merrick Bank Corporation to assign the Merrick Agreement, (ii) an agreement between Purchaser and Merrick Bank Corporation on terms and conditions substantially similar to the Merrick Agreement, or (iii) the consent of Moneris Solutions Corporation prior to the Closing. Each of the Purchaser and Card One Plus Ltd. further agree that the Vendor shall have no obligation to indemnify the Purchaser as a result of any Damages arising from the absence of such consents and agreement.

5.

The Purchaser shall, within 30 days of Closing and retroactively to the Closing Date, cause OPL Payments Limited to register under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax (“GST”) and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax (“QST”). The Purchaser shall supply Vendor with a copy of the GST/QST registration certificate or other document issued to the Purchaser by the appropriate taxation authority containing the Purchaser’s GST and QST registration numbers upon receipt of same.

6.	Purchaser shall cause OPL Payments Limited to execute and file the GST and QST election forms in accordance with Section 2.3.3 of the Asset Purchase Agreement.

7.

Purchaser shall indemnify and save Vendor and its directors and officers harmless of and from any Damages suffered by, imposed upon or asserted against Vendor as a result of, in respect of, in connection with, or arising out of, under or pursuant to any liability of the Purchaser to pay or the Vendor to collect and remit any GST or QST on all or part of the Purchase Price paid for the Purchased Assets. Claims made under this Section 6 shall not be subject to the limitations of Article 9 of the Asset Purchase Agreement.

8.	The guarantee of Card One Plus Ltd. under the Asset Purchase Agreement shall apply to this Agreement, mutatis mutandis.

9.	The guarantee of Optimal Group Inc. under the Asset Purchase Agreement shall apply to this Agreement, mutatis mutandis.

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10.	All capitalized terms used in this Agreement not expressly defined herein shall have the meaning ascribed thereto in the Asset Purchase Agreement.

11.	All provisions of the Asset Purchase Agreement not expressly amended by this Agreement shall remain in full force and effect.

12.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

13.	This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

14.	This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.

The parties hereto confirm that it is their wish that this Agreement as well as other documents relating hereto be drawn up in English only. Les parties aux présentes confirment leur volonté que cette entente de même que tous les documents s’y rattachant soient rédigés en anglais seulement.

(signature page follows)

IN WITNESS WHEREOF the parties have executed this Agreement on this 30th day of September, 2008.

OPTIMAL PAYMENTS INC.		OPTIMAL PAYMENTS CORP.

Per:	(s) Douglas P. Lewin	Per:	(s) Douglas P. Lewin
	Douglas P. Lewin President		Douglas P. Lewin Director

OPTIMAL PAYMENTS LIMITED		OPTIMAL GROUP INC.

Per:	(s) Danny Chazanoff	Per:	(s) Holden Ostrin
	Danny Chazanoff Director		Holden Ostrin Co-Chairman

7012985 CANADA INC.		CARD ONE PLUS LTD.

Per:	(s) Jonathan C. Marcus	Per:	(s) Jonathan C. Marcus
	Jonathan C. Marcus Director		Jonathan C. Marcus President and Chief Executive Officer

[Signature page to the Agreement to amend the Asset Purchase Agreement]